DIANE D. DALMY
                                 ATTORNEY AT LAW
                              8965 W. CORNELL PLACE
                            LAKEWOOD, COLORADO 80227
                            303.985.9324 (TELEPHONE)
                            303.988.6954 (FACSIMILE)
                           EMAIL: ddalmy@earthlink.net


June 15, 2009


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549


Attn:  Jennifer Thompson
       Accounting Branch Chief

       Lisa Sellers
       Staff Accountant


Re:    Xinhua China Ltd.
       Form 10-KSB for Fiscal Year Ended June 30, 2008
       File No. 0-33195


To Whom It May Concern:

On behalf of Xinhua China Ltd., a Nevada corporation (the "Company"), this letter is to confirm receipt of the letter from the Securities and Exchange Commission letter dated March 6, 2009 (the "SEC Letter"). Based upon our telephone conference call, we will be responding to the comments in the SEC Letter by June 30, 2009.


Sincerely,


/s/ DIANE D. DALMY
__________________
    Diane D. Dalmy